CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China SLP Filtration Technology, Inc.

We hereby consent to the use of our report dated December 1, 2009, except for notes 1 and 13, which are dated August 23, 2010, with respect to the financial statements of China SLP Filtration Technology, Inc. in the Amendment No. 2 to Registration Statement of China SLP Filtration Technology, Inc. on Form S-1 to be filed on or about October 14, 2010.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
October 14, 2010